Supplement A-2

National Grid Transco plc
Group balance sheet
at March 31, 2004

	£m	$m
Fixed assets
Intangible assets	1,537	2,813
Tangible assets	16,706	30,572
Investments in joint ventures
- Share of gross assets	395	723
- Share of gross liabilities	(376)	(688)
- Share of net assets	19	35
Other investments	132	242
Total investments	151	277
	18,394	33,662

Current assets
Stocks	91	167
Debtors (amounts falling due within one year)	1,588	2,906
Debtors (amounts falling due after one year)	2,708	4,955
Assets held for exchange	-	-
Current asset investments	520	952
Cash at bank and in hand	96	176
	5,003	9,156

Creditors (amounts falling due within one year)
Borrowings	(1,706)	(3,122)
Other creditors	(2,807)	(5,138)
	(4,513)	(8,260)

Net current assets	490	896

Total assets less current liabilities	18,884	34,558

Creditors (amounts falling due after more than one year)

Borrowings	(11,542)	(21,123)
Other creditors	(1,922)	(3,517)
	(13,464)	(24,640)

Provisions for liabilities and charges	(4,157)	(7,607)

Net assets employed	1,263	2,311

Capital and reserves
Called up share capital	309	565
Share premium account	1,280	2,342
Other reserves	(5,131)	(9,390)
Profit and loss account	4,755	8,702
Equity shareholders' funds	1,213	2,219
Minority interests
Equity	12	22
Non-equity	38	70
	50	92
	1,263	2,311

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	1,213	2,219

Adjustments to conform with US GAAP
Deferred taxation	(1,868)	(3,418)
Pensions	(1,069)	(1,956)
Ordinary dividends	366	670
Tangible fixed assets - reversal of partial release of impairment provision	(32)	(59)
Fixed assets - impact of Lattice purchase accounting and replacement expenditure	7,318	13,392
Financial instruments	(285)	(521)
Severance liabilitites	3	5
Recognition of income	(35)	(64)
Regulatory assets	128	234
Goodwill - purchase of Lattice	3,820	6,991
Goodwill - other acquisitions	245	448
Restructuring - purchase of Lattice	(4)	(7)
Other adjustments	21	38

Total US GAAP adjustments	8,608	15,753

Equity shareholders' funds under US GAAP	9,821	17,972

The balance sheet is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures,based on the exchange rate at March 31, 2004 of $1.83 =£1

National Grid Transco plc
Group cash flow statement
for the year ended March 31, 2004

£m	$m

Net cash inflow from operating activities before exceptional items	3,058	5,596
Expenditure relating to exceptional items	(248)	(454)
Net cash inflow from operating activities	2,810	5,142

Dividends from joint ventures	8	15

Returns on investments and servicing of finance
Interest received	137	251
Interest paid	(823)	(1,506)
Dividends paid to minority interests	(6)	(11)

Net cash outflow for returns on investments and servicing of finance	(692)	(1,266)

Taxation
Corporate tax paid	(18)	(33)

Capital expenditure
Payments to acquire tangible fixed assets	(1,400)	(2,562)
Receipts from disposals of tangible fixed assets	146	267

Net cash outflow for capital expenditure	(1,254)	(2,295)

Acquisitions and disposals
Payments to acquire investments	(26)	(48)
Receipts from disposal of investments	33	60

Net cash outflow for acquisitions and disposals	7	12

Equity dividends paid	(560)	(1,025)

Net cash outflow before management of liquid resources and financing	301	550

Management of liquid resources
Increase in short term deposits	(48)	(88)

Net cash inflow from the management of liquid resources	(48)	(88)

Financing
Issue of ordinary shares	38	70
Termination of cross currency swaps	148	271
Decrease in borrowings	(426)	(780)

Net cash inflow from financing	(240)	(439)

Movement in cash and overdrafts	13	23

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	2,500	4,575
Net cash used in investing activities	(1,700)	(3,111)
Net cash used in financing activities	(828)	(1,515)
Net decrease in cash and cash equivalents	(28)	(51)
Cash and cash equivalents at beginning of year	570	1,043
Exchange adjustments	(14)	(26)
Cash and cash equivalents at end of year	528	966

Current asset investments and cash per UK GAAP balance sheet	616	1,127
US GAAP adjustments	14	26
Less: marketable securities	(102)	(187)
Cash and cash equivalents	528	966

The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP.

The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1

National Grid Transco plc
Group Profit and loss account
for the year ended March 31, 2004

	£m	$m

Turnover, including share of joint ventures	9,104	16,660
Less: share of joint ventures' turnover - continuing operations	(71)	(130)

Group turnover
- continuing operations	8,875	16,241
- discontinued operations	158	289
	9,033	16,530

Operating costs	(7,178)	(13,136)

Operating profit of Group undertakings
- continuing operations	1,855	3,394
- discontinued operations	-	-
	1,855	3,394

Share of joint ventures' and associate's operating profit - continuing operations	7	13

	7	13

Operating profit
- Before exceptional items and goodwill amortisation	2,238	4,096
- Exceptional items - continuing operations	(277)	(507)

- Goodwill amortisation	(99)	(181)
Total operating profit	1,862	3,408

Gain on assets held for exchange - discontinued operations	226	414
Profit on disposal of tangible fixed assets - continuing operations	96	176

Net interest
- Excluding exceptional item	(822)	(1,504)

	(822)	(1,504)

Profit on ordinary activities before taxation	1,362	2,494
Taxation
- Excluding exceptional items	(350)	(641)
- Exceptional items	89	163
	(261)	(478)

Profit on ordinary activities after taxation	1,101	2,016
Minority interests
- Excluding exceptional items	(2)	(4)
- Exceptional items	-	-
	(2)	(4)

Profit for the year	1,099	2,012

Dividends	(609)	(1,114)

Loss transferred from profit and loss reserve	490	898

Reconciliation of net income to US GAAP

Net income under UK GAAP	1,099	2,012

Adjustments to conform with US GAAP
Deferred tax	(24)	(44)
Pensions	7	13
Share option schemes	(25)	(46)
Fixed assets - purchase of Lattice	(364)	(666)
Impairment of Advantica - goodwill and other intangible assets	(31)	(57)
Replacement expenditure (net of depreciation)	383	701
Financial instruments	82	150
Carrying value of EPICs liability	(226)	(414)
Recognition of income	(9)	(16)
Goodwill	99	181
Restructuring - purchase of Lattice	2	4
Other	5	9

Total US GAAP adjustments	(101)	(185)

Net income under US GAAP	998	1,827

The profit and loss account is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1

National Grid Transco plc
Group profit and loss reserve
for the year ended March 31, 2004

		£m		$m

At April 1, 2003		4,689	(a)	8,581

Exchange adjustments		(417)		(763)

Tax on exchange adjustments		(12)		(22)

Movement in shares held by employee trusts		5		9

Retained loss for the year		490		897

At March 31, 2004		4,755		8,702

a)	Restated for reclassification of own shares

Reconciliation of Group profit and loss reserve to retained earnings under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2004		4,755		8,702

Adjustments to conform with US GAAP		(3,336)		(6,105)

Retained earnings under US GAAP at March 31, 2004		1,419	*	2,597	*

* Includes cumulative other comprehensive income of £1,282m ($2,346m)

The profit and loss reserve is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1